UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE AGE OF 1934 (AMENDMENT NO.  )

Filed by the registrant ☒
Filed by a party other than the registrant ☐
Check the appropriate box:
☐ Preliminary proxy statement
☐ Confidential, for use of the Commission only (as permitted by Rule 14a-6(e) (2))
☒ Definitive proxy statement.
☐ Definitive additional materials.
☐ Soliciting material pursuant to Section 240.14a-12

ARGONAUT GROUP, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of filing fee (check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11/
	1.	Title of each class of securities to which transaction applies:
	2.	Aggregate number of securities to which transaction applies:
	3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	4.	Proposed maximum aggregate value of transaction:
	5.	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

	6.	Amount Previously Paid:
	7.	Form, Schedule or Registration Statement No.:
	8.	Filing Party:
	9.	Date Filed:

10101 Reunion Place, Suite 500
San Antonio, Texas 78216

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 10, 2005

The annual meeting of stockholders of Argonaut Group, Inc., a Delaware corporation, (“Argonaut Group” or the “Company”) will be held on Tuesday, May 10, 2005 at  10:30 a.m. at Hotel Valencia Riverwalk, 150 East Houston Street, San Antonio, Texas 78205 and at any adjournments or postponements thereof (the “Annual Meeting”).

The Annual Meeting is called for the following purposes:

1. To elect nine directors;

2. To ratify the appointment of independent auditors for the fiscal year ending December 31, 2005; and

3. To consider and act upon such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

          The Board of Directors of the Company (the “Board” or “Board of Directors”) has fixed the close of business on March 14, 2005 as the record date for determining those stockholders who will be entitled to vote at the Annual Meeting.  A list of such stockholders will be open to examination by any stockholder at the Annual Meeting and for a period of ten days prior to the date of the Annual Meeting during ordinary business hours at the Argonaut Group, Inc. Corporate Offices, 10101 Reunion Place, Suite 500, San Antonio, Texas 78216.

          The vote of each stockholder is important.  I urge you to sign, date and return the enclosed proxy card as promptly as possible.  In this way, you can be sure your shares will be voted at the Annual Meeting.

By Order of the Board of Directors

Byron L. LeFlore, Jr. Secretary

March 15, 2005

REGARDLESS OF WHETHER YOU PLAN TO BE PRESENT AT THE ANNUAL MEETING, YOU ARE REQUESTED TO SIGN, DATE AND RETURN THE ENCLOSED PROXY SO THAT YOUR SHARES WILL BE REPRESENTED.

TABLE OF CONTENTS

PROXY STATEMENT	1
VOTING SECURITIES	1
CORPORATE GOVERNANCE
Board Independence	1
Code of Business Ethics and Conduct	2
Committees and Meetings of the Board of Directors	2
Process for Nominating Directors	3
Compensation of Directors	4
Stockholder Communication with Board Members	4
Indemnification	4
BENEFICIAL OWNERSHIP
Security Ownership of Principal Stockholders and Management	5
Section 16(a) Beneficial Ownership Reporting Compliance	7
PROPOSALS
Proposal 1 – Election of Directors	7
Business Experience of Nominees	8
Proposal 2 – Ratification of Independent Auditors	9
EXECUTIVE OFFICERS	9
Business Experience of Executive Officers	10
Compensation of Executive Officers	10
Option Grants in Last Fiscal Year	12
Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values	12
Employment Contract	13
Executive Retention Plan	13
Stock Incentive Plan	14
Pension Plan	14
Argonaut Supplemental Executive Retirement Plan	15
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
General	16
Compensation Philosophy	16
Total Compensation for Executives	16
Corporate Tax Deduction on Compensation in Excess of $1 million	17
Chief Executive Officer Compensation	18
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION	18
PERFORMANCE GRAPH	18
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS	19
RELATIONSHIP WITH INDEPENDENT AUDITORS	20
Pre-Approval Process	21
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Century Capital Entities	21
Fayez Sarofim & Company	22
HCC Insurance Holdings, Inc.	22
Swett & Crawford	23
FORM 10-K AVAILABILITY	23
STOCKHOLDER PROPOSALS FOR THE NEXT ANNUAL MEETING OF STOCKHOLDERS	23
OTHER MATTERS	24
APPENDIX A – AUDIT COMMITTEE CHARTER
APPENDIX B – INVESTMENT COMMITTEE CHARTER

Corporate Offices:
10101 Reunion Place, Suite 500
San Antonio, Texas 78216

PROXY STATEMENT

          This proxy statement is furnished in connection with the solicitation by Argonaut Group, Inc. (“Argonaut Group” or the “Company”) of the enclosed proxy to vote shares of the Company’s common stock (the “Common Stock”) or Series A Mandatory Convertible Preferred Stock (the “Preferred Stock”) at the annual meeting of stockholders (the “Annual Meeting”) to be held on Tuesday, May 10, 2005, at 10:30 a.m. at Hotel Valencia Riverwalk, 150 East Houston Street, San Antonio, Texas 78205 and at any postponements or adjournments thereof.  Matters to be voted upon at the meeting include the election of directors, the ratification of the appointment of independent auditors and such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

          Shares represented by duly executed proxies in the accompanying form received before the Annual Meeting will be voted at the Annual Meeting.  Any stockholder giving a proxy has the power to revoke it at any time before it is voted by filing with the Secretary of the Company either an instrument revoking the proxy or a duly executed proxy bearing a later date.  Proxies may also be revoked by any stockholder present at the Annual Meeting who expresses a desire to vote in person.  If a stockholder specifies a choice on any matter to be acted upon by means of the ballot provided in the accompanying proxy, the shares will be voted accordingly.  If no specification is made, the shares represented by the proxy will be voted FOR: (a) the election of the nine directors listed on the proxy card; and (b) the ratification of the appointment of independent auditors for the fiscal year ending December 31, 2005.

          The principal solicitation of proxies is being made by mail; however, additional solicitation may be made by directors, officers and regular employees of the Company and its subsidiaries.  This proxy statement and the accompanying form of proxy are being mailed to stockholders beginning on or about March 18, 2005.

VOTING SECURITIES

Securities Outstanding

          March 14, 2005 has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting or any adjournments or postponements thereof. On that date, there were 27,866,820 shares of the Common Stock and 2,953,310 shares of Preferred Stock for a total of 30,820,130 shares issued, outstanding and entitled to vote. The Company has no other voting securities outstanding.  Pursuant to the Company’s Bylaws, a majority of all the shares entitled to vote, present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. Each stockholder of record is entitled to one vote per share held on all matters submitted to a vote of stockholders.

CORPORATE GOVERNANCE

Board Independence

          The Board has determined that each of the current directors standing for re-election except Mark E. Watson, III, the Chief Executive Officer of the Company, and Fayez Sarofim, is “independent” in accordance with the applicable corporate governance listing standards of the Nasdaq Stock Market, Inc. (“Nasdaq”) as currently in effect.

Code of Business Ethics and Conduct

          The Company has adopted a Code of Business Ethics and Conduct (the “Ethics Code”) that applies to all its directors, officers and employees, including the principal executive officer and the principal financial officer.  A copy of the Ethics Code is available through the Company’s web site at www.argonautgroup.com.  In addition, copies of the Ethics Code can be obtained, free of charge, upon written request to Investor Relations, 10101 Reunion Place, Suite 500, San Antonio, Texas 78216.  Any amendments to or waivers of the Ethics Code that apply to the Company’s Board or its executive officers will be disclosed on the web site.  The reference to the Company’s web site does not incorporate by reference the information contained in the web site and such information should not be considered a part of this proxy statement.

Committees and Meetings of the Board of Directors

          During 2004, the standing Committees of the Board of Directors were the Executive  Committee, the Audit Committee, the Investment Committee, the Compensation Committee, and the Nominating Committee.  While the Company does not have a policy requiring directors to attend the annual meeting of stockholders, a meeting of the Board of Directors is customarily held on the same day as the annual meeting of stockholders and the Company encourages directors to attend the stockholder meeting.  All of the directors attended the 2004 annual meeting of stockholders.

          Between January 1, 2004 and December 31, 2004 the Board of Directors met 11 times, the Executive Committee met 1 time, the Audit Committee met 17 times, the Investment Committee met 2 times, the Compensation Committee met 6 times, and the Nominating Committee met 2 times.  During that time, all directors, except Mr. Sarofim, attended 75 percent or more of the meetings of the Board of Directors and of the Committees of the Board on which they serve. The independent directors met in executive session twice.

Executive Committee

          The Executive Committee consists of Messrs. Woods, Maresh and Watson.  Except for certain powers which, under Delaware law, may only be exercised by the full Board of Directors, the Executive Committee may exercise all powers and authority of the Board of Directors in the management of the business of the Company.

Audit Committee

          The Audit Committee consists of Messrs. De Leon, Fulkerson, Maresh and Power.  Messrs. De Leon, Maresh and Power are “independent” as defined by Rule 4200(a)(15) of the Nasdaq’s listing standards, and also meet the additional independence and other requirements for audit committee membership under Rule 4350(d)(2) of those standards. Mr. Fulkerson was appointed to the Audit Committee on May 11, 2004. Mr. Fulkerson has a  relationship with Century Capital Management, LLC (“CCML”) and its affiliates, as more fully discussed below in the section captioned “Certain Relationships and Related Party Transactions” which begins on page 21 of this proxy statement.  The Company has determined that, in light of this relationship, it will not deem Mr. Fulkerson to be “independent” for purposes of audit committee membership. . Notwithstanding this relationship, the Board has determined that his knowledge of the insurance industry, strong financial background, and extensive experience in analyzing and evaluating insurance companies warrant Mr. Fulkerson’s service on the Audit Committee for a term of one year.

          The Audit Committee assists the Board of Directors in its oversight of the quality and integrity of the accounting, auditing, and financial reporting processes of the Company. The Audit Committee is primarily responsible for, among other things, (a) the appointment, replacement, compensation and oversight of independent auditors, (b) reviewing all recommendations of the auditors with respect to accounting methods and internal controls of the Company, (c) reviewing and approving in advance audit and non-audit services and reviewing the scope of the audits conducted by the auditors, and (d) overseeing the Company’s internal audit procedures. The Audit Committee’s role includes discussing with management and the independent accountants the Company’s processes to manage its business and financial risk, and processes for compliance with significant applicable legal and regulatory requirements. The Board of Directors has adopted a written charter that specifies the scope of the Audit Committee’s responsibilities, a copy of which has been included as Appendix A to this proxy statement. The Report of the Audit Committee to the Board of Directors for the 2004 fiscal year is included in this proxy statement beginning on page 19.

Audit Committee Financial Expert

          Frank W. Maresh is qualified as an “audit committee financial expert” within the meaning of applicable SEC rules and regulations governing the composition of the Audit Committee. In addition, the Board has determined that he has appropriate experience and background to satisfy the “financial sophistication” requirements of Nasdaq’s listing standards.

Investment Committee

          The Investment Committee consists of Messrs. Hartoch, Watson, and Woods.  The Investment Committee sets the Company’s investment policy.  All investment transactions are ratified by the full Board of Directors.  The Board of Directors has adopted a written charter for the Investment Committee that specifies the scope of the Investment Committee’s responsibilities, a copy of which is attached hereto as Appendix B to this proxy statement and is available on the Company’s web site at www.argonautgroup.com. The reference to the Company’s web site does not incorporate by reference the information contained in the web site and such information should not be considered a part of this proxy statement.

Compensation Committee

          The Compensation Committee consists of Messrs. De Leon, Power, Roberts and Woods, each of whom is “independent” in accordance with the applicable corporate governance listing standards of Nasdaq as currently in effect.  The Compensation Committee determines, approves and reports to the Board of Directors on the annual compensation of the executive officers, including actions related to the Company’s Amended and Restated Stock Incentive Plan.  The Board of Directors has adopted a written charter that specifies the scope of the Compensation Committee’s responsibilities. The Compensation Committee Report on Executive Compensation for the 2004 fiscal year is included in this proxy statement beginning on page 16.

Nominating Committee

          The Nominating Committee consists of Messrs. Maresh, Roberts and Woods, each of whom is “independent” in accordance with the applicable corporate governance listing standards of Nasdaq as currently in effect. The purpose of the Nominating Committee is to establish criteria for Board member selection and retention, identify individuals qualified to become Board members, and recommend to the Board the individuals to be nominated and re-nominated for election as directors. The Board of Directors has adopted a written charter for the Nominating Committee that specifies the scope of the Nominating Committee’s responsibilities, a copy of which is available on the Company’s web site at www.argonautgroup.com. The reference to the Company’s web site does not incorporate by reference the information contained in the web site and such information should not be considered a part of this proxy statement.

Process for Nominating Directors

          The Nominating Committee identifies director nominees from various sources such as officers, directors, and stockholders and third party consultants to assist in identifying and evaluating potential nominees.  In 2004 the Nominating Committee retained two third party consulting firms to assist them in their search. The Nominating Committee will consider and evaluate a director candidate recommended by a stockholder in the same manner as a candidate recommended by a current director. The Nominating Committee will assess all director nominees taking into account several factors including, but not limited to, issues such as the current needs of the Board and the nominee’s: (i) integrity, honesty and accountability; (ii) successful leadership experience and strong business acumen; (iii) forward-looking, strategic focus; (iv) collegiality; (v) independence and absence of conflicts of interests; and (vi) ability to devote necessary time to meet director responsibilities. The Nominating Committee will ultimately recommend nominees that it believes will enhance the Board’s ability to manage and direct, in an effective manner, the affairs and business of the Company.

          Stockholders wishing to recommend a director candidate to serve on the Board may do so by providing advance written notice to the Company. To make a director nomination at the 2006 annual meeting, a stockholder must follow the same procedures required for submitting a stockholder proposal.  See “Stockholder Proposals for the Next Annual Meeting of Stockholders” below.  Notices should be sent to Byron L. LeFlore, Jr., Secretary, Argonaut Group, Inc., 10101 Reunion Place, Suite 500, San Antonio, Texas 78216.  The notice must set forth: (a) the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated; (b) the number and class of all shares of each class of capital stock of the Company beneficially owned by the person or persons to be nominated; (c) a representation that the nominating stockholder is a stockholder of record of the company’s stock entitled to vote at such meeting, including setting forth the number and class of all shares of each class of capital stock of the Company beneficially owned by the nominating stockholder, and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (d) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; (e) such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission, had the nominee been nominated, or intended to be nominated, by the Board; and (f) the signed consent of each nominee to serve as a director of the Company if so elected. The presiding officer of the annual meeting of stockholders may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure. If you are interested in recommending a director candidate, you may request a copy of the Company’s Bylaws by writing the Company Secretary at the address set forth on the front page of this proxy statement.

Compensation of Directors

          With one exception, directors who are not employees of the Company or its subsidiaries receive a retainer of $30,000 per year paid quarterly. In addition, the Chairman of the Executive Committee receives a retainer of $20,000 per year paid quarterly and the Chairmen of the Audit and Compensation Committees each receive a retainer of $30,000 per year paid quarterly. Other non-employee members of the Executive and Compensation Committees receive a retainer of $8,000 per year paid quarterly and members of the Audit Committee, all of whom are non-employees, receive a retainer of $15,000 per year paid quarterly. All non-employee directors receive an additional $1,500 for attendance at each meeting of the Board of Directors.  Mr. Allan W. Fulkerson received no cash compensation for his service as a director through December 31, 2004.

          The Non-Employee Director Plan provides that immediately after each annual meeting of stockholders of the Company, each non-employee director who is in office at such time shall be granted an option to purchase 5,000 shares of Common Stock. In addition, each non-employee director who becomes a member of the Board will be granted an option to purchase 5,000 shares upon election or appointment (other than a director who first becomes a member by stockholder vote at an annual meeting). All options granted after May 11, 2004 have a term of no more than 7 years and an exercise price equal to the fair market value as of the date of grant. The options vest in two ways: (1) one year after the date of grant if granted other than at an annual meeting or, (2) one day prior to the next scheduled annual meeting if granted at the previous annual meeting, unless a “change of control” occurs, in which case the options will become immediately vested.

Stockholder Communication with Board Members

          The Company has a process for stockholders to communicate with the Board of Directors, a specific director or the non-management or independent directors as a group. Stockholders may send written communications c/o Argonaut Group, Inc., Attn: Secretary, 10101 Reunion Place, Suite 500, San Antonio, Texas 78216 (fax: 210-344-5852). The Secretary will review the communication and forward such communication to the individual director or directors to whom the communication is directed, if any. If the communication does not specify a recipient, the Secretary will forward it to the full Board of Directors or to the director or directors the Secretary believes is most appropriate.

Indemnification

          Under its Certificate of Incorporation, Argonaut Group is obligated to indemnify its directors and officers to the fullest extent permitted by Delaware law. The Certificate of Incorporation makes such indemnification rights contract rights and entitles directors and officers to initiate legal action against Argonaut Group to enforce such indemnification rights. Argonaut Group’s Certificate of Incorporation also provides that, to the fullest extent permitted by Delaware law, a director shall not be liable to Argonaut Group or its stockholders for monetary damages for breach of fiduciary duty as a director.  However, the Certificate of Incorporation does not eliminate a director’s liability for breach of the duty of loyalty, acts or omissions not in good faith, certain payments not permitted under Delaware General Corporation Law, or transactions in which the director derives an improper benefit.

BENEFICIAL OWNERSHIP

Security Ownership of Principal Stockholders and Management

          The following table sets forth certain information regarding the beneficial ownership of the Common Stock (including Preferred Stock entitled to vote on an as-if-converted basis) as of March 14, 2005 of each person known to the Company to beneficially own more than 5 percent of the Common Stock (including Preferred Stock entitled to vote on an as-if-converted basis).

	Common Stock

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned (1)		Percent of Class (1)

Singleton Group LLC	4,663,056	(2)	15.13%
335 Maple Drive, Suite 177
Beverly Hills, CA 90210
HCC Insurance Holdings, Inc.	3,001,984	(3)	9.74%
13403 Northwest Freeway
Houston, TX 77040-6094
Royce & Associates, LLC	2,175,300		7.06%
1414 Avenue of the Americas
New York, NY 10019
DFA Investment Dimensions Group	1,977,605		6.42%
1299 Ocean Ave., Ste 650 11th Fl
Santa Monica, CA 90401

(1)

The information in this table is based on information reported on Schedules 13D, 13F-HR or 13G or Form 4s filed with the Securities and Exchange Commission.  A person is deemed to be the beneficial owner of shares if such person, either alone or with others, has the power to vote or to dispose of such shares.  Shares beneficially owned by a person include shares of which the person has the right to acquire beneficial ownership within 60 days, including under stock options that were exercisable on March 14, 2005 or that become exercisable within 60 days after March 14, 2005.  Also, the percentages calculated above are based upon issued and outstanding shares on an as-if-converted basis as of March 14, 2005.  Unless otherwise indicated in the footnotes below, the persons and entities named in this table have sole voting and dispositive power with respect to all shares beneficially owned, subject to community property laws where applicable.

(2)

The Singleton Group LLC (the “LLC”), a limited liability company formed under the laws of Delaware, is engaged in investing in and holding domestic and foreign equity securities, government securities and related instruments.  The LLC and William W. Singleton and Donald E. Rugg, as managers of the LLC, share voting power with respect to 4,663,056 shares of Common Stock.

(3)	HCC Insurance Holdings, Inc. (“HCC”) is an international insurance holding company. HCC is the beneficial owner of 2,453,310 shares of Preferred Stock and 548,674 shares of Common Stock. The Preferred Stock is convertible on a 1-for-1 basis into the Common Stock. The Preferred Stock votes on an as-if-converted basis. If not previously converted, the Preferred Stock will mandatorily convert on the 10th anniversary of its issuance. The Preferred Stock beneficially owned by HCC is owned by the following direct or indirect wholly-owned subsidiaries of HCC: 1,166,667 shares, Houston Casualty Company; 416,667 shares, U.S. Specialty Insurance Company; 286,643 shares, HCC Life Insurance Company; and, 583,333 shares, Avemco Insurance Company. The Common Stock beneficially owned by HCC is owned by HCC Strategic Investments, LLC.

          The following table sets forth certain information regarding the beneficial ownership of the Common Stock (including Preferred Stock entitled to vote on an as-if-converted basis) as of March 14, 2005 of (i) each director or director nominee of the Company; (ii) each named executive officer of the Company; and (iii) all directors, director nominees and named executive officers of the Company as a group:

Name of Beneficial Owner	Number of Shares Beneficially Owned (1)		Percent of Class (1)

Gary V. Woods	18,000	(2)	*
H. Berry Cash	—		*
Hector De Leon	11,000	(2)	*
Allan W. Fulkerson	11,431	(2)	*
David Hartoch	5,000	(2)	*
Frank W. Maresh	8,000	(2)	*
John R. Power, Jr.	17,000	(2)	*
George A. Roberts	267,065	(2)	*
Fayez S. Sarofim	1,091,125	(3)	3.54%
Mark E. Watson III	542,940	(2)	1.76%
Barbara C. Bufkin	13,085	(2)	*
Mark W. Haushill	38,033	(2)	*
Byron L. LeFlore, Jr.	27,069	(2)	*
Charles W. Weaver	26,219	(2)	*

All directors, director nominees and named executive officers as a group (14 persons)	2,075,967		6.74%

* Less than 1 percent of the outstanding Common Stock

(1)

The information in this table is based on information supplied directly to the Company by director nominees and on information reported on Forms 3, 4 or 5 or on any Schedule 13G filed with the Securities and Exchange Commission.  A person is deemed to be the beneficial owner of shares if such person, either alone or with others, has the power to vote or to dispose of such shares.  Shares beneficially owned by a person include shares of which the person has the right to acquire beneficial ownership within 60 days, including stock options that were exercisable on March 14, 2005 or that become exercisable within 60 days after March 14, 2005.  Also, the percentages calculated above are based upon issued and outstanding shares as of March 14, 2005 on an as-if-converted basis.  Unless otherwise indicated in the footnotes below, the persons and entities named in this table have sole voting and dispositive power with respect to all shares beneficially owned, subject to community property laws where applicable.

(2)

Includes beneficial ownership of shares of Common Stock which are issuable upon the exercise of options, as follows: Mr. Woods - 17,000; Mr. De Leon - 11,000; Mr. Fulkerson - 5,000; Mr. Hartoch - 5,000; Mr. Maresh - 8,000; Mr. Power - 17,000; Mr. Roberts - 17,000; Mr. Watson - 482,500; Ms. Bufkin - 10,000; Mr. Haushill – 31,000; Mr. LeFlore – 22,500; and Mr. Weaver – 21,250.

(3)

Mr. Sarofim may be deemed to be the beneficial owner of 1,091,125 shares of Common Stock.  Of those shares, Mr. Sarofim has sole voting and dispositive power with respect to 648,776 shares.  Mr. Sarofim is Chairman of the Board and President, a director and owner of a majority of the outstanding capital stock of Fayez Sarofim & Company, an investment adviser registered under Section 203 of the Investment Advisers Act of 1940. 15,843 shares of Common Stock is held in investment advisory accounts managed by Fayez Sarofim & Company for numerous clients.  409,506 shares of Common Stock are owned directly by Sarofim International Management Company, a wholly owned subsidiary of Fayez Sarofim & Co. for its own account. Mr. Sarofim has beneficial ownership in 17,000 shares of Common Stock which are issuable upon the exercise of options.

Section 16(a) Beneficial Ownership Reporting Compliance

          Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires directors, executive officers and holders of more than 10% of Common Stock to file with the Securities and Exchange Commission reports regarding their ownership and changes in ownership of the Company’s securities. The Company believes that during 2004 all reports for the Company’s executive officers, directors and 10% stockholders that were required to be filed under Section 16(a) of the Exchange Act were timely filed.

PROPOSALS

ELECTION OF DIRECTORS

(Proposal No. 1)

          Nine nominees are to be elected at the Annual Meeting to serve for a term of one year or until the election and qualification of their successors.  Duly executed proxies will be voted in favor of electing the nine nominees named below as directors of Argonaut Group unless authority to so vote is withheld.  Proxies will be voted for substitute nominees in the event that any of the present nominees is unwilling or unable to serve.  Argonaut Group is not presently aware of the unwillingness or inability of any nominee to serve.  The nine nominees receiving the greatest number of votes cast will be elected a director.

          The table set forth below lists the name and age of each of the nominees for election as director and the positions and offices that each such person currently holds with the Company, if any.

Name	Positions and Offices With Company	Age

Gary V. Woods	Chairman of the Board (1)(3)(4)(5)	61
H. Berry Cash		66
Hector De Leon	Director (2)(4)	58
Allan W. Fulkerson	Director (2)	71
David Hartoch	Director (3)	65
Frank W. Maresh	Director (1)(2)(5)	66
John R. Power, Jr.	Director (2)(4)	49
Fayez S. Sarofim	Director	76
Mark E. Watson III	President, Chief Executive Officer and Director (1)(3)	40

(1)	Member of the Executive Committee of the Board of Directors.

(2)	Member of the Audit Committee of the Board of Directors.

(3)	Member of the Investment Committee of the Board of Directors.

(4)	Member of the Compensation Committee of the Board of Directors.

(5)	Member of the Nominating Committee of the Board of Directors.

Business Experience of Nominees

          Gary V. Woods has been a director of the Company since March 2000 and Chairman of the Board of Directors since April of 2001.  He is President of McCombs Enterprises and currently serves on the board of the Cancer Therapy and Research Center which is based in San Antonio, Texas.

          H. Berry Cash has been a general partner of InterWest Partners, a venture capital fund, since 1985. He was recommended for consideration by a third party search firm and approved by the Nominating Committee. Mr. Cash currently serves on the board of directors of the following publicly-held companies: Ciena Corporation, Silicon Laboratories Inc., Airspan Networks, Inc., i2 Technologies, Inc., Staktek Holdings, Inc., First Acceptance Corporation, and Microtune, Inc.

          Hector De Leon has been a director of the Company since February 2003.  He is the managing partner of De Leon, Boggins & Icenogle, P.C., a law firm in Austin, Texas, which he founded in 1977.  Prior to 1977, Mr. De Leon was General Counsel of the Texas State Insurance Board and previously served as a director of Titan Holdings, Inc., a publicly traded property and casualty insurance company based in San Antonio, Texas.

          Allan W. Fulkerson has been a director of the Company since May 11, 2004. He was President and a Director of Century Capital Management, Inc. (“CCMI”), a registered investment advisor which specialized in the insurance industry until January 2004 and now serves as a consultant to its successor in interest, Century Capital Management, LLC (“CCML”). He has been associated with CCMI and its successor in interest, CCML, for at least the last five years. Mr. Fulkerson is a director of Asset Allocation & Management Company., L.L.C. (“AAM”), HCC Insurance Holdings, Inc. (“HCC”), and Montpelier Re Holdings, Ltd. Please see the section captioned “Certain Relationships and Related Party Transactions” which begins on page 21 of this proxy statement for a discussion of the Company’s relationships with HCC, CCMI, CCML, CCPIII and AAM.

          David Hartoch has been a director of the Company since May 11, 2004. Mr. Hartoch is a consultant to Swett & Crawford, where he served as  Chairman and Chief Executive Officer from 1997 to 2003.  Mr. Hartoch was  elected President of the NAPSLO trade association from 1993 to 1994 and was President and Chief Operating Officer of Sherwood Insurance Services from 1991 to 1997. Please see the section captioned Certain Relationships and Related Party Transactions on page 23 of this proxy statement for a discussion of Swett & Crawford’s relationship with the Company.

          Frank Maresh was appointed to the Board in December 2003. Mr. Maresh is a consultant, investor and owner in numerous private enterprises. He is a Certified Public Accountant and was formerly the Vice Chairman of KPMG in the United States. Mr. Maresh sat on the Texas State Board of Public Accountancy from 1993 to 1999 where he served as both Chairman of the Board and Chairman of the Major Case Committee. In addition, Mr. Maresh is a member of the board of Eagle Materials, Inc., a member of the Board of the McCombs School of Business at the University of Texas, a member of the board of the University of Texas Accounting Department and a trustee of Schreiner University.

           John R. Power, Jr. has been a director of the Company since January 2000.  He is President of the Patrician Group, a private investment firm located in Lisle, Illinois.  Mr. Power currently serves as a board member of Case Corporation’s financial subsidiary.

          Fayez S. Sarofim has been a director of the Company since 1986.  He is Chairman of the Board and President of Fayez Sarofim & Co., a registered investment advisor.  He is currently a director of Kinder Morgan Inc. and Unitrin, Inc.

          Mark E. Watson III has been a director of the Company since June 1999 and the Company’s President and Chief Executive Officer since January 2000.  Mr. Watson joined the Company as Vice President in September 1999. He was a principal of Aquila Capital Partners, a San Antonio, Texas-based investment firm in 1998 and 1999, and served from 1992 to 1998 as a director and Executive Vice President, General Counsel and Secretary of Titan Holdings, Inc., a publicly traded property and casualty insurance holding company.

Required Vote

          Under Delaware law and the Company’s Bylaws, directors will be elected by a plurality of the votes of the shares of each series of capital stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors.  Since there is no particular percentage of either the outstanding shares or the shares represented at the Annual Meeting required to elect a director, abstentions and broker non-votes will have the same effect as the failure of shares to be represented at the Annual Meeting, except that the shares subject to such abstentions or non-votes will be counted for purposes of determining whether there is a quorum for taking stockholder action. Neither holders of Common Stock nor holders of Preferred Stock have cumulative voting rights in the election of directors.

          THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF THE NOMINEES LISTED ABOVE AS DIRECTORS AND, UNLESS DIRECTED OTHERWISE, IT IS THE INTENTION OF THE PROXIES NAMED IN THE FORM OF PROXY THAT ACCOMPANIES THIS PROXY STATEMENT TO VOTE FOR SUCH NOMINEES AS DIRECTORS.

RATIFICATION OF INDEPENDENT AUDITORS

(Proposal No. 2)

          The Audit Committee of the Board has appointed Ernst & Young LLP as independent auditors to audit the Company’s consolidated financial statements for the fiscal year ending December 31, 2005. During fiscal 2004, Ernst & Young served as the Company’s independent auditors and also provided certain tax and other audit related services. See “Relationship with Independent Auditors” on page 20. Representatives of Ernst & Young are expected to attend the meeting, where they are expected to be available to respond to appropriate questions and, if they desire, to make a statement.

Required Vote

          Ratification of the appointment of Ernst & Young LLP as the Company’s independent auditors for fiscal 2005 requires the affirmative vote of the holders of at least a majority of the shares of the Company’s issued and outstanding capital stock represented and voting at the Annual Meeting and cast on this Proposal.  Abstentions and broker non-votes will have the same effect as the failure of shares to be represented at the Annual Meeting, except that the shares subject to such abstentions or non-votes will be counted for purposes of determining whether there is a quorum for taking stockholder action.

          THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE RATIFICATION OF ERNST & YOUNG AS THE COMPANY’S INDEPENDENT AUDITOR AND, UNLESS DIRECTED OTHERWISE, IT IS THE INTENTION OF THE PROXIES NAMED IN THE FORM OF PROXY THAT ACCOMPANIES THIS PROXY STATEMENT TO VOTE FOR SUCH RATIFICATION.

EXECUTIVE OFFICERS

          The following table sets forth, for each executive officer of the Company, such person’s name, age and position with the Company and its principal subsidiaries.  Each such executive officer serves at the pleasure of the Board of Directors.

Name	Position	Age

Mark E. Watson III	President and Chief Executive Officer	40
Barbara C. Bufkin	Senior Vice President, Corporate Business Development	49
Mark W. Haushill	Senior Vice President, Treasurer and Chief Financial Officer	43
Byron L. LeFlore, Jr.	Senior Vice President, Secretary and General Counsel	41
Charles W. Weaver	Senior Vice President, Claims	63

Business Experience of Executive Officers

          Mark E. Watson III has been President and Chief Executive Officer of Argonaut Group since January 2000.  See “Election of Directors--Business Experience of Nominees” above for a description of Mr. Watson’s business experience.

          Barbara C. Bufkin joined Argonaut Group as Vice President, Corporate Business Development in September 2002 after serving as a reinsurance consultant to the Company for a year. She became Senior Vice President, Corporate Business Development on August 3, 2004. Preceding Ms. Bufkin’s association with Argonaut, she served as Director of Swiss Re New Markets and Chairman, President and Chief Executive Officer of Swiss Re subsidiary, Facility Insurance Corporation.  During her tenure at Swiss Re, Ms. Bufkin led the insurance privatization practice.  Her background includes nearly 15 years in executive positions in the reinsurance intermediary field.

          Mark W. Haushill joined Argonaut Group in December 2000 and was appointed Vice President, Treasurer and Chief Financial Officer in January 2001. He became Senior Vice President, Treasurer and Chief Financial Officer on August 3, 2004. Prior to joining Argonaut Group, Mr. Haushill assisted in the management of the Treasury/Capital Management operations of United Services Automobile Association (USAA) from June 1998 to December 2000.  Previous to USAA, Mr. Haushill was the Vice President and Controller of Titan Holdings, Inc.

          Byron L. LeFlore, Jr. joined Argonaut Group in April 2001 and was appointed Vice President, Secretary and General Counsel in July 2001. He became Senior Vice President, Secretary and General Counsel on August 3, 2004. Mr. LeFlore was a partner in the national law firm of Arter & Hadden from 1997 to 2001 where he practiced corporate law and business litigation and served as outside counsel for public and private concerns including publicly traded insurance concerns.  He is a member of the State Bar of Texas and admitted to practice before state and federal courts in Texas.

          Charles W. Weaver joined Argonaut Group in February 2002 as Vice President, Claims. He became Senior Vice President, Claims on August 3, 2004. Having spent over 30 years in the commercial insurance industry, Mr. Weaver has extensive experience in branch, regional and home office claims management.  From 2001 to 2002 he worked at Cambridge Integrated Services Group as Senior Vice President – Claims. From 1987 to 2001 he was with Reliance Insurance Company where he was a Vice President of Claims.

Compensation of Executive Officers

          The following table sets forth the compensation paid during each of the years ended December 31, 2004, 2003 and 2002 to the Company’s Chief Executive Officer and the Company’s next four most highly compensated executive officers whose salary plus bonus exceeded $100,000 during the year ended December 31, 2004 (the “Named Executive Officers”). None of the Named Executive Officers held stock appreciation rights during the years reported in the table.

		Annual Compensation			Long -Term Compensation

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Other Annual Comp (2)	Restricted Stock Awards ($)(3)(4)	Securities Underlying Options (#)	LTIP Payouts	All Other Comp ($) (5)

Mark E. Watson III	2004	500,000	262,510	—	1,988,490	100,000	—	32,696
President and Chief	2003	485,000	600,000	—	—	80,000	—	5,735
Executive Officer	2002	436,667	—	—		100,000	—	8,336
Barbara C. Bufkin	2004	225,000	80,014	—	171,111	20,000	—	15,746
Sr. Vice President,	2003	195,000	157,780	—	32,420	20,000	—	4,284
Corp Bus Dev	2002	58,731	—	—	17,420	40,000	—	—
Mark W. Haushill	2004	250,000	61,259	—	149,379	20,000	—	16,444
Sr. Vice President,	2003	185,000	172,101	—	30,799	20,000	—	6,085
Treasurer and CFO	2002	165,000	—	—	—	20,000	—	4,831
Byron L. LeFlore, Jr.	2004	225,000	95,165	—	196,710	20,000	—	5,195
Sr. Vice President, Sec,	2003	201,250	151,630	—	32,430	10,000	—	132
and General Counsel	2002	180,000	—	—	—	30,000	—	216
Charles W. Weaver	2004	230,000	48,312	—	126,088	20,000	—	17,357
Sr. Vice President,	2003	188,760	47,101	—	30,799	25,000	—	7,785
Claims	2002	165,468	—	—	29,250	20,000	—	4,261

(1)	Amounts include cash compensation earned by the Named Executive Officers, including amounts deferred under the Company’s 401(k) Plan and the Supplemental Executive Retirement Plan.

(2)

During the fiscal years shown, no Named Executive Officer received perquisite compensation having an aggregate value equal to the lesser of $50,000 or 10% of such Named Executive Officer’s salary and bonus for the applicable fiscal year. Perquisites considered include personal use of the Company’s leased airplane, country club membership, car allowance, and wellness reimbursement.

(3)

Mr. Watson was awarded 100,000 shares of restricted stock at a grant price of $17.26 on January 23, 2004. The shares vest in four equal installments beginning on the first anniversary of the date of the grant. On March 3, 2004, the following restricted stock grants were awarded to Named Executive Officers: Ms. Bufkin - 6,250 shares; Mr. Haushill - 5,625 shares; Mr. LeFlore - 6,250 shares and Mr. Weaver - 5,000 shares. The shares vest in four equal annual installments beginning on the first anniversary of the date of the grant.  The closing price of the Common Stock on the date of grant was $18.78. On March 11, 2005 the following restricted stock grants were awarded to Named Executive Officers for 2004 performance: Mr. Watson, 11,792 shares; Ms. Bufkin 1,572 shares; Mr. Haushill 1,965 shares; Mr. LeFlore 1,768 shares and Mr. Weaver 1,446 shares. The shares vest in three equal annual installments beginning on the first anniversary of the date of the grant.  Fifty percent of the vesting is subject to the achievement of additional performance triggers. The closing price for the Common Stock on the date of grant was $22.26. On March 11, 2005, the following restricted stock grants were awarded to Named Executive Officers in recognition of exceptional performance: Ms. Bufkin - 842 shares and Mr. LeFlore – 1,796 shares. The shares vest in four equal annual installments beginning on the first anniversary of the date of the grant.  The closing price of the Common Stock on the date of grant was $22.26.

(4)

The number and value of the aggregate restricted stock awards held by the Named Executive Officers at 12/31/2004, based on the closing price of the Company’s common stock price of $21.13 on 12/31/2004, was: Mr. Watson: 100,000 shares - $2,113,000; Ms Bufkin: 8,583 shares - $181,359; Mr. Haushill 7,525 shares - $159,003: Mr. LeFlore: 8,250 shares - $174,323; and Mr. Weaver: 7,900 shares - $166,927.

(5)	Amounts shown in the Other Compensation column for 2004 are as follows:

	401(k) Plan Employer Contribution	Imputed Value of Term Life	Stock Purchase Match	Supplemental Executive Retirement Plan Benefits

Mark E. Watson III	$14,350	$1,030	$625	$16,691
Barbara C. Bufkin	14,250	883	—	613
Mark. W. Haushill	14,350	548	375	1,171
Byron L. LeFlore, Jr.	5,063	132	—	—
Charles W. Weaver	14,083	2,453	625	196

Option Grants in Last Fiscal Year

          The following table sets forth certain information with respect to individual grants of stock options to the Named Executive Officers during the year ended December 31, 2004.

	Option Granted in Last Fiscal Year

Name	Number of Securities Underlying Options Granted (#) (1)	Percent of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($/Share) (2)	Expiration Date	Grant Date Present Value($) (3)

Mark E. Watson III	100,000	12%	16.21	2/2/2011	518,700
Barbara C. Bufkin	20,000	2%	16.21	2/2/2011	103,740
Mark W. Haushill	20,000	2%	16.21	2/2/2011	103,740
Byron L. LeFlore, Jr.	20,000	2%	16.21	2/2/2011	103,740
Charles W. Weaver	20,000	2%	16.21	2/2/2011	103,740

(1)	The grants were made subject to the achievement of performance goals. The goals were achieved and the options will be granted.

(2)

The options granted become exercisable or vest in annual installments of 25% beginning on the first anniversary of the date of grant. The exercise price is payable in cash or by delivery of already owned shares of the Common Stock with a market value equal to the exercise price.

(3)

Calculated using the Black-Scholes option pricing model with the following assumptions: expected volatility (43.00 percent, the month-end share closing prices and dividends paid for the four years ending the month prior to the respective grant date), risk-free rate of return (3.15 percent based on the U.S. Treasury Strip Rate as of the grant date at or as close to the expiration date as possible), dividend yield (0.00 percent, the total dividends paid during the twelve months prior to each grant date ($0.00 per share)).  Use of the Black-Scholes model should not be viewed as a forecast of the future performance of the Common Stock.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

          The following table sets forth certain information with respect to the exercise of options during the year ended December 31, 2004 by the Named Executive Officers and the value of unexercised options held by the Named Executive Officers as of December 31, 2004.

	Shares Acquired on Exercise	Value Realized	Number of Unexercised Options at Fiscal Year-End (#)		Value of Unexercised In-the-Money Options at Fiscal Year-End ($) (1)

Name	(#)	($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Mark E. Watson III	—	—	457,500	322,500	1,206,725	526,925
Barbara C. Bufkin	—	—	25,000	35,000	116,450	305,750
Mark W. Haushill	—	—	47,500	27,500	137,800	242,575
Byron L. LeFlore, Jr.	—	—	32,500	47,500	104,175	193,725
Charles W. Weaver	—	—	16,250	48,750	73,113	285,138

(1)	Based on the closing price of the Company’s Common Stock on December 31, 2004 of $21.13.

Employment Contract

          On March 11, 2005, the Company modified the terms of Mr. Watson’s employment agreement dated July 1, 2003 (the  “2003 Agreement”) and entered into an Amended and Restated Executive Employment Agreement (the “2005 Agreement”) which provides as follows: (i) the term of Mr. Watson’s employment was extended from three years to five years, ending in March 2010; (ii) Mr. Watson’s annual base salary was increased to $600,000 from $500,000 effective February 1, 2005; and (iii) the severance benefit payable under the 2003 Agreement was increased from three times base salary to five times base salary upon the occurrence of a Change of Control. In addition, in the event of his death while in the employ of the Company, the 2005 Agreement extends Mr. Watson’s right to a continuation of medical and health insurance benefits to his surviving spouse for a one-year period. As a matter of clarification, the 2005 Agreement also specifies that Mr. Watson will: (x) remain subject to his confidentiality obligations for a year after a termination of employment (as is generally the case for his non-competition and non-interference obligations); and (y) in severance situations also be entitled to any accrued bonus (meaning any bonus to which he would have been entitled had he remain employed until the bonus determination date). All other terms of the 2003 Agreement, which is described more fully in the Company’s definitive proxy statement filed on April 6, 2004 with the Securities and Exchange Commission, remain unchanged in the 2005 Agreement.

Executive Retention Plan

          On January 3, 2005, the Company entered into Executive Retention Agreements (the “Retention Agreements”) with the following Named Executive Officers of the Company and its subsidiaries: Barbara C. Bufkin, Mark W. Haushill, Byron L. LeFlore, Jr. and Charles W. Weaver. The Retention Agreements provide that if a “Change of Control” occurs during the term of an executive officer’s Retention Agreement, and the executive officer’s employment is terminated within 18 months thereafter, the executive officer will receive a lump sum severance payment. The Retention Agreements provide that the lump sum payments made to Ms. Bufkin, Mr. Haushill and Mr. LeFlore would be equal to twice the amount of their annual base cash compensation and the lump sum payment made to Mr. Weaver would be equal to the amount of one year of his annual base cash compensation. In addition, any COBRA health insurance costs incurred by the terminated executive officer for the 12 months following his or her termination would be reimbursed.  Finally, certain unvested benefits from applicable stock option and restricted stock plans will become vested upon payment under the Retention Agreement and the executive officer will become subject to non-competition restrictions for one year. For purposes of the Retention Agreements, a “Change of Control” will occur if more than thirty percent (30%) of the combined voting power of the Company is acquired by another person or entity.  The Retention Agreements expire on July 1, 2006.

          Benefits under the Retention Agreements are not available if an executive officer is terminated for reasons defined to constitute “Cause” or if the executive officer chooses to terminate the employment relationship for reasons not defined to constitute “Good Reason.”  For example, severance payments need not be paid after a “Change of Control” if an executive officer is terminated as a result of failing to perform duties consistent with the executive officer’s previous duties because such failure to perform constitutes “Cause”. Severance payments would be paid, however, if an executive officer terminated his or her employment because of a material and adverse change in such executive officer’s duties or responsibilities after a “Change of Control” because such change constitutes “Good Reason”.

Stock Incentive Plan

          The Amended and Restated Stock Incentive Plan (the “Stock Incentive Plan”) permits the issuance of 5,000,000 shares of Common Stock in the form of stock option grants and 1,250,000 shares of Common Stock in the form of restricted stock awards.  The Stock Incentive Plan is administered by a Committee selected by the Board of Directors all of whom meet the definition of “non-employee directors” under Section 16 of the Securities Exchange Act of 1934.  Employees of the Company or its subsidiaries and such other persons as may be determined by the Committee from time to time may participate in the Stock Incentive Plan with respect to non-qualified stock options and/or restricted stock awards, but only selected executives and other key employees of the Company or a subsidiary may receive incentive stock options under the Stock Incentive Plan and only such employees who are also officers of the Company or a subsidiary of the Company shall be eligible to receive stock appreciation rights.  Directors of the Company who are not regular employees of the Company are not eligible to participate in the Stock Incentive Plan.

          The terms and conditions of stock options granted under the Stock Incentive Plan (including exercise price and vesting) are set forth in option agreements. The Stock Incentive Plan permits the Company to offer options which are “incentive stock options” for federal income tax purposes as well as options which are not “incentive stock options” (referred to as “non-qualified” stock options). Incentive stock options must satisfy certain requirements imposed by federal income tax law, including a requirement that the exercise price of the option be no less than the fair market value on the date of grant and that the term of the option not exceed ten years from the date of grant. The Stock Incentive Plan provides that non-qualified stock options issued after May 11, 2004 must have an exercise price that is equal to or greater than 100% of fair market value on the date of the grant and grants issued after May 11, 2004 must have a term equal to or less than seven years. The Stock Incentive Plan prohibits any reduction in the exercise price of an option without stockholder approval (except in connection with a change in the Company’s capitalization). To date, the Company has only issued “non-qualified” stock options pursuant to the Stock Incentive Plan.

          The terms and conditions of restricted stock awards granted under the Stock Incentive Plan (including price and vesting) are set forth in restricted stock agreements.  Shares issued pursuant to a restricted stock award under the Stock Incentive Plan are non-transferable until such shares are vested and earned.  All of the outstanding restricted stock grants have vesting periods of three or four years.

          Although the Stock Incentive Plan also permits the Company to offer stock appreciation rights, to date no stock appreciation rights have been granted.

          No optionee may receive grants, during any fiscal year of the Company or portion thereof, of stock awards which, in the aggregate, cover more than 300,000 shares of Common Stock except that, in connection with his or her initial employment with the Company, an employee may be granted awards covering up to an additional 300,000 shares.

Pension Plan

          Argonaut Group maintains the Argonaut Group, Inc. Retirement Plan (the “Pension Plan”), a defined benefit retirement plan, for employees of Argonaut Group and its adopting subsidiaries who participated in the Pension Plan before February 29, 2004.  In addition, the Company maintains the Argonaut Group, Inc. Pension Equalization Plan (the “Pension Equalization Plan”) to restore retirement benefits which would be payable under the Pension Plan but for the limits imposed by the Internal Revenue Code. The Company amended both the Pension Plan and the Pension Equalization Plan to provide that no benefits will accrue after February 29, 2004, that after February 29, 2004, no employee will become eligible to participate in either plan, and that both plans shall be maintained only for the benefit of those employees participating in them as of February 29, 2004.

          Annual Plan benefits at age 65 are illustrated as follows:

Pension Plan Table

	Years of Service

Average Annual Cash Compensation	15	20	25	30 or more

$125,000	$25,000	$33,333	$41,667	$50,000
150,000	30,000	40,000	50,000	60,000
175,000	35,000	46,667	58,333	70,000
200,000	40,000	53,333	66,667	80,000
225,000	45,000	60,000	75,000	90,000
250,000	50,000	66,667	83,333	100,000
300,000	60,000	80,000	100,000	120,000
400,000	80,000	106,667	133,333	160,000
450,000	90,000	120,000	150,000	180,000
500,000	100,000	133,333	166,667	200,000
625,000	125,000	166,667	208,333	250,000

          The Pension Plan benefit after 30 years of participation is equal to 40% of an individual’s average total annual cash compensation over the sixty consecutive months of the highest cash compensation during the one hundred twenty months preceding termination of employment.  The benefit is prorated for less than 30 years of participation in the Pension Plan.  The benefits are not subject to any deduction for Social Security or other offset amounts.  Benefits are payable to unmarried individuals in the form of a single life annuity unless the employee elects another form of benefit.  Benefits are payable to married individuals in the form of a joint and 50% survivor annuity unless another form of benefit is elected.  For retirement prior to age 65, benefits are reduced on an actuarial basis according to age.

          Section 415 of the Internal Revenue Code limits the amount of benefits payable under tax-qualified retirement plans such as the Pension Plan.  For calendar year 2004, the limit was $160,000.  In addition, the Internal Revenue Code imposes an annual limit upon the amount of compensation which may be included in the calculation of a benefit from a tax-qualified plan.  In 2004, the maximum includable compensation was $205,000.  These limits are adjusted periodically for increases in the cost of living. As noted above, the Company adopted the Pension Equalization Plan to restore retirement benefits which would be payable under the Pension Plan (set forth in the preceding table) but for the limits imposed by the Internal Revenue Code. The benefits shown in the table above include the total of the amount payable under the defined benefit plan and the amount payable under the Pension Equalization Plan, if any. An employee’s benefit under the Pension Equalization Plan will be the difference between the amount calculated using the Pension Plan formula without any limitation and the amount calculated under the Pension Plan formula applying the limitations imposed by the Internal Revenue Code.

          The number of years of service credited toward the determination of benefits under the Pension Plan and the Pension Equalization Plan as of December 31, 2004 are as follows: Mark E. Watson III, 3.4 years; Byron L. LeFlore, Jr., 1.8 years; Mark W. Haushill, 2.2 years; Charles W. Weaver, 1 year; and Barbara C. Bufkin, .4 years.

Argonaut Supplemental Executive Retirement Plan

          Under the Argonaut 401(k) Plan, the contribution made by the Company on behalf of an employee is equal to the sum of: (a) a dollar for dollar match of the first 5% of eligible pay that the employee contributes to the plan; plus (b) 2% of the employee’s eligible pay.  The Internal Revenue Code imposes limitations on both the maximum amount of compensation used to calculate benefits under the plan ($205,000 for the 2004 fiscal year) and the maximum dollar amount of the 401(k) contribution that could be made for such year ($13,000 plus an additional $3,000 for employees over the age of 50 for the 2004 fiscal year). The Company adopted the Argonaut Supplemental Executive Retirement Plan (“SERP”) effective as of June 16, 2004 to restore retirement benefits which would be payable under the Argonaut 401(k) Plan but for the limits imposed by the Internal Revenue Code.

          Company contributions credited to the account maintained for each Named Executive Officer under the SERP for the fiscal year ended December 31, 2004 were comprised of two components: (A) the difference between the matching Company contribution which would have been made to the individual’s account under the Company’s 401(k) Plan based upon the individual’s 401(k) election had his or her contributions under that plan not been limited by reason of the Internal Revenue Code and the amount that was actually credited to the individual’s account under the Company’s 401(k) Plan; and (B) a supplemental Company contribution equal to 2% of the excess of the Named Executive Officer’s eligible compensation for the 2004 fiscal year less the maximum amount of compensation permitted to be taken into account under the Internal Revenue Code ($205,000 for the 2004 fiscal year).  The amounts credited to each Named Executive Officer’s account will be deemed invested, for purposes of calculating an investment return on such account, in substantially the same funds the individual designates for the investment of his or her account balance under the 401(k) Plan.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

          Notwithstanding anything to the contrary set forth in any of the Company’s previous filings under the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that might incorporate future filings, including this proxy statement, in whole or in part, this Compensation Committee Report on Executive Compensation and the Performance Graph on page 18 shall not be incorporated by reference into any such filings.

General

          The Board of Directors has established a Compensation Committee with authority to set all forms of compensation of the Company’s executive officers. The Compensation Committee consists entirely of independent directors who are not officers, employees or former employees of the Company.  It operates under a written Charter that is reviewed annually. A copy of the Compensation Committee Charter  is available through the Company’s web site at www.argonautgroup.com.  The Compensation Committee met six times in the last year. The Compensation Committee believes that it has discharged the responsibilities of the Board of Directors relating to the compensation of the Company’s executive officers and directors and has concluded that the compensation of the Named Executive Officers including the Chief Executive Officer are, in the aggregate, reasonable and not excessive.

Compensation Philosophy

          The Board’s compensation philosophy is to reward executive officers for the achievement of short and long-term corporate and individual performance, as measured by the attainment of specific goals for the creation of long-term stockholder value.  Also, to ensure that Argonaut Group is strategically and competitively positioned for the future, the Compensation Committee has the discretion to attribute significant weight to other factors in determining executive compensation, such as maintaining competitiveness, expanding markets, pursuing growth opportunities and achieving other long-range business and operating objectives.  The level of compensation is intended to allow the Company to attract, motivate, and retain talented executive officers who contribute to the long-term success of the Company. The compensation of the chief executive officer and other Named Executive Officers of the Company is comprised of cash compensation and long-term incentives, including grants of restricted stock in lieu of cash compensation, and stock options.

Total Compensation for Executives

          For 2004, the Company’s total compensation for Named Executive Officers consisted of the following components: base salary, incentive compensation, and long-term stock incentives.  During 2004, the Compensation Committee engaged  an independent compensation consultant to assist with determining the appropriate levels of compensation.  In addition to the advice of the consultant, the Compensation Committee considered  the specific factors discussed below when determining compensation for the Named Executive Officers:

Base Salary

          In setting the base salaries for Named Executive Officers for 2004, the Compensation Committee considered both Company and individual performance. To ensure that each executive is paid appropriately, the Compensation Committee evaluates the executive’s level of responsibility, prior experience, overall knowledge, contribution to business results, executive pay for comparable positions in other companies, and executive pay within the Company.

Incentive Compensation

          In order to determine annual incentive awards for the Named Executive Officers, the Compensation Committee establishes specific goals for each named executive officer to measure both individual performance and business results. In particular, the Compensation Committee considers the performance of the Company as well as individual success in achieving specific personal goals. Targets for measuring both business results and achievement of personal goals are set at the beginning of the year by the Compensation Committee. Areas considered include achieving specific objectives such as underwriting income, net cash flow from operations, profitable new business, retention of current business, and the efficient operation of the executive officer’s area of responsibility. This ensures that there is a clear and consistent framework in which achievement is measured and that performance is recognized and rewarded. Under the annual incentive plan, a portion of the executive’s targeted total compensation is placed “at risk” dependent upon the Company’s results. Annual incentive awards are typically awarded in a combination of cash and restricted stock. Awards are generally paid in March of a given year for results in the preceding year.

           The targeted incentive amounts for the Named Executive Officers range from 50% to 150% of base salary. Depending upon the achievement of pre-determined performance metrics, executives were awarded between 48% and 75% of the targeted incentive amounts of which 0% to 40% was made through grants of restricted stock.

          In addition to the annual incentive award program, in certain specific situations, the Compensation Committee rewards individuals for exceptional performance related to the achievement of specific goals. In recognition of exceptional performance in 2004 the Committee granted additional awards of cash and restricted shares as follows: Ms. Bufkin 842 shares and $18,757 cash; and Mr. LeFlore 1,796 shares and $40,021 cash.  The additional shares of restricted stock, all granted pursuant to the terms of the Company’s Stock Incentive Plan, will vest ratably in four annual installments beginning on March 11, 2006. Incentive awards for the 2004 year for the Named Executive Officers are reflected in the table on page 11.

Long-Term Stock Incentives

          Long-term incentives are designed to align the interests of management and stockholders by encouraging employee ownership. Long-term incentives are provided in the form of stock option grants and restricted stock grants in accordance with the Stock Incentive Plan.

          The Stock Incentive Plan is designed to provide executive officers with the incentive to maximize stockholder value by creating a direct link between executive compensation and long-term stockholder return. The Compensation Committee meets to discuss the grant of stock options and restricted shares at least annually, with each executive officer being considered for an award periodically at the sole discretion of the Compensation Committee. In determining the amount of stock options and restricted shares, if any, to be granted in a fiscal year, the Compensation Committee considers the same factors set forth above, as well as the amount of stock options and restricted shares previously granted. As noted above, a portion of incentive compensation is paid through grants of restricted stock grants in lieu of cash compensation.

          Each stock option grant allows the executive officer to acquire shares of the Common Stock, subject to the completion of a four-year vesting period and continued employment with the Company. Stock options issued before May 11, 2004 have a term of ten years. Stock options issued after that date have a term of seven years. These shares may be acquired at a fixed price per share (the fair market value on the grant date). Restricted stock grants typically vest over a three or four year period and generally have an additional vesting requirement measured by accident year loss ratio development. None of the outstanding restricted stock grants have vesting periods of less than three years.

Corporate Tax Deduction on Compensation in Excess of $1 Million a Year

          Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to the Chief Executive Officer or any of the four other most highly compensated officers. Performance-based compensation arrangements may qualify for an exemption from the deduction limit if they satisfy various requirements under Section 162(m). While the Compensation Committee considers the impact of this rule when developing and implementing the Company’s executive compensation programs, the Committee believes that it is important to preserve flexibility in designing compensation programs. Accordingly, the Compensation Committee has not adopted a policy that all compensation must qualify as deductible under Section 162(m). While grants of options and stock appreciation rights under the Stock Incentive Plan are intended to qualify as “performance-based”, restricted stock granted under the Stock Incentive Plan and amounts paid under the Company’s other compensation programs may not so qualify.

Chief Executive Officer Compensation

          Consistent with the standards discussed in the “Total Compensation for Executives” section of this report, in establishing Mr. Watson’s base salary, incentive compensation, and in recommending long-term stock incentives for 2004, the Compensation Committee considered Mr. Watson’s contribution to the Company’s performance and business results and the compensation of others in the industry in comparable positions.

Base Salary

          Mr. Watson’s actual annual base salary for 2004 was $500,000. On February 8, 2005, Mr. Watson’s annual base salary was increased by the Compensation Committee to $600,000.

Incentive Award

          Annual incentive awards are typically awarded in a combination of cash and restricted stock. On March 11, 2005 the Committee awarded Mr. Watson incentive compensation in the amount of $262,510 cash and 11,792 shares of restricted stock for his performance during 2004. The restricted stock vests ratably over three years and fifty percent of the vesting is subject to the achievement of additional performance triggers.

Long-Term Incentives

          On January 23, 2004, Mr. Watson was granted 100,000 shares of restricted stock, vesting ratably over four years, as part of a plan to retain key employees.  On February 2, 2004, Mr. Watson was granted, subject to completion of performance goals, a stock option award of 100,000 options, vesting ratably over four years.  The goals were achieved and the stock options were granted.

COMPENSATION COMMITTEE:
John R. Power, Jr., Chairman
Hector De Leon
George A. Roberts
Gary V. Woods

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

          The following independent directors, Messrs. De Leon, Power, Roberts and Woods were members of the Compensation Committee of the Company at December 31, 2004.

PERFORMANCE GRAPH

          The following graph compares the yearly percentage change in the cumulative total stockholder return on the Company’s Common Stock with the cumulative total return of investments in the Standard and Poor’s 500 Index and the SNL Property Casualty Insurance Index.  The graph assumes the investment of $100 on December 31, 1999 in Common Stock of the Company, the S&P 500 Index, and the SNL Property & Casualty Insurance Index. Note: The stock price performance shown on the graph below is not intended to predict or be indicative of future price performance.

COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN

*Source:  CRSP, Center for Research in Security Prices, Graduate School of Business, The University of Chicago 2005.
 Used with permission.  All rights reserved.  crsp.com.

	Period Ending

Index	12/31/99	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04

Argonaut Group, Inc.	100.00	115.94	116.93	90.95	95.82	130.29
S&P 500	100.00	91.20	80.42	62.64	80.62	89.47
SNL Property & Casualty Insurance Index	100.00	143.42	143.11	134.23	166.08	182.04

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

          The following Report of the Audit Committee concerns the Audit Committee’s activities regarding oversight of the Company’s financial reporting and auditing process and does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Exchange Act, except to the extent the Company specifically incorporates this Report by reference therein.

          The Audit Committee is comprised of four directors, three of whom are deemed to be  independent. The Audit Committee will continue to have at least three members who are “independent” under the Nasdaq listing standards applicable to audit committee members. The Audit Committee operates under a written charter  (attached as Appendix A) which has been approved and adopted by the Board of Directors and is reviewed and assessed annually by the Audit Committee.

          As set forth in more detail in its charter, the Audit Committee’s purpose is to assist the Board of Directors in its oversight of the integrity of the Company’s accounting and financial reporting processes and the audits of the Company’s financial statements and to carry out any independent audit committee functions required by statute. The Audit Committee also assists the Board of Directors in its oversight of the Company’s compliance with applicable legal and regulatory requirements and of the independence, qualifications and performance of the independent audit firm and of the Company’s internal audit function.

          Management is responsible for the preparation, presentation and integrity of the Company’s financial statements, accounting and financial reporting principles and the establishment and effectiveness of internal controls and procedures designed to ensure compliance with accounting standards and applicable laws and regulations. Ernst & Young LLP (“E&Y”), the Company’s independent audit firm, is responsible for performing an independent audit of the consolidated financial statements in accordance with generally accepted auditing standards.

          In connection with performing its oversight role related to the audited consolidated financial statements contained in the Company’s Annual Report on Form 10-K, the Audit Committee has:

•	reviewed and discussed the audited consolidated financial statements with management and with representatives from E&Y;

•	discussed with E&Y the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications With Audit Committees); and

•

received from E&Y the written disclosures and the letter regarding E&Y’s independence as required by the Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees) and discussed the independence of E&Y with representatives of E&Y.

          Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE:
Frank W. Maresh, Chairman
Hector De Leon
Allan W. Fulkerson
John R. Power, Jr.

RELATIONSHIP WITH INDEPENDENT AUDITORS

          The Audit Committee has selected Ernst & Young LLP (“E&Y”), certified public accountants, to serve as the auditors of the Company’s books and records for the coming year.  A representative of E&Y is expected to be present at the Annual Meeting, and will be given an opportunity to make a statement if that representative desires to do so and is expected to be available to respond to appropriate questions.

          The fees incurred in 2003 and 2004 for services provided by E&Y to the Company were as follows:

	2003	2004

Audit Fees (1)	$1,309,230	2,611,410
Audit-Related Fees (2)	81,800	34,140
Tax Fees (3)	15,317	42,835
All Other Fees (4)	193	—

TOTAL	$1,406,540	$2,688,385

(1)

“Audit Fees” are the aggregate fees incurred for professional services rendered by E&Y for the audits of the Company’s annual consolidated financial statements for the years ended December 31, 2004 and December 31, 2003 and the reviews of the consolidated financial statements included in the Company’s quarterly reports on Form 10-Q during 2004 and 2003.  “Audit Fees” also include fees incurred for professional services related to other statutory and regulatory filings and comfort letters and consents related to registration statements filed with the Securities and Exchange Commission.  The 2004 and 2003 fees include E&Y’s estimate of unbilled fees related to services for the respective years.

(2)

“Audit-Related Fees” include fees incurred for assurance and related services that are reasonably related to the performance of the audit and not included in the “Audit Fees” described above. These services include audits of the employee benefit plans for both 2004 and 2003. For 2004, these fees also include consultations related to business combinations, stock options and tax valuation allowances. For 2003, these services also include consultations related to reinsurance transactions, reserve valuations and real estate transactions.

(3)

“Tax Fees” are fees incurred in either 2004 or 2003 for E&Y tax services, which include tax planning, advice and assistance for the Company regarding statutory, regulatory or administrative developments and other federal, state and local and non-income tax minimization and planning.

(4)	“All Other Fees” are fees incurred in 2003 or 2004 that are not included in the above classifications.

Pre-Approval Process

          All services provided by E&Y in 2004 were, and all services to be provided by E&Y in 2005 will be, permissible under applicable laws and regulations and have been and will continue to be, specifically pre-approved by the Audit Committee, as required under its charter.  The Audit Committee may delegate authority to subcommittees or an individual committee member to approve services by E&Y in the event there is a need for such approval prior to the next full Audit Committee meeting.  A full report of any such interim approvals must be given at the next Audit Committee meeting

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Century Capital Entities

          In August 2002, the Company committed to a $5.0 million investment, as a limited partner, in Century Capital Partners III, L.P. (“CCPIII”), an investment partnership which specializes in investing in the insurance industry. In April 2003, CCPIII purchased 500,000 shares of the Company’s Series A Mandatory Convertible Preferred Stock (“the Preferred Shares”). The Preferred Shares pay a 7 percent annual dividend on a quarterly basis. The dividend is cumulative, and is payable when declared by the Board of Directors. During 2004, dividends of $0.4 million were declared, with $0.1 million being accrued and payable as of December 31, 2004. In addition, the Company has been informed that in 2004 Century Capital Partners, L.P., another partnership with similar objectives of investing in the insurance industry and for which CCM, LLC acts as Investment Advisor, distributed 100,000 shares of the Company’s common stock that it had previously acquired.

          Century Capital Management, LLC (“CCML”), a successor to Century Capital Management, Inc., is the Investment Advisor to two partnerships (Century Capital Partners II, L.P. and CCPIII) that collectively hold a majority ownership interest in Asset Allocation & Management Company, L.L.C. (“AAM”). Allan W. Fulkerson, who is a member of the Company’s Board of Directors, serves as a consultant to CCML. Prior to December 31, 2004, Mr. Fulkerson also served as a director of the general partner of CCPIII. Mr. Fulkerson retains a 7% ownership interest in the general partner of CCPIII. As such, he has an indirect ownership interest in AAM of less than one-half of one percent.

          The Company and AAM are parties to the AAM Investment Management Agreement, dated as of March 1, 2004, pursuant to which AAM agrees to make investment decisions with respect to and otherwise manage certain funds deposited by the Company for that purpose guided by the Investment Policy and Guidelines Statement approved by the Company’s Board of Directors. As of December 31, 2004, AAM managed $706.4 million of the Company’s investments. The Company paid AAM $597,047 for services provided in 2004, which constituted less than 5% of AAM’s consolidated gross revenues for 2004. It is anticipated that for calendar year 2005 revenue generated from the Company under the AAM Investment Management Agreement will again comprise less than 5% of the gross consolidated revenues of AAM. The AAM Investment Management Agreement does not have a specified term but is terminable by either party at any time on 30 days advance written notice.

          In light of the foregoing relationships, the Board has determined that it will not deem Mr. Fulkerson to be “independent” for purposes of audit committee membership and Mr. Fulkerson’s membership on the Audit Committee will terminate as of the 2005 Annual Meeting of Stockholders..

Fayez Sarofim & Co.

          The Company and Fayez Sarofim & Co. (“Investment Manager”) are parties to an agreement dated November 11, 1995 (the “Investment Management Agreement”), whereby the Investment Manager has agreed to make investment decisions with respect to and otherwise manage certain funds deposited by the Company for that purpose. The Investment Manager is owned 100% by the Sarofim Group, Inc. the majority of which is owned by Fayez Sarofim, a director of the Company. As of December 31, 2004, Fayez Sarofim & Co. managed $161.2 million fair value of the Company’s investments. Argonaut Group paid Fayez Sarofim & Co. $437,821 for services provided in 2004. The Investment Management Agreement does not have a specified term but is terminable by either party at any time on 30 days advance written notice.

HCC Insurance Holdings, Inc.

          As more fully discussed in the Beneficial Ownership Section beginning on page 5, on March 14, 2005 HCC Insurance Holdings, Inc. owned 548,674 shares of Common Stock. This amount, when combined with the 2,453,310 shares of Preferred Stock it holds through its subsidiary companies, represents a 9.74% share of the capital stock of Argonaut Group on an as-if-converted basis.

          On March 31, 2003, the Company sold 2,453,310 shares of Series A Mandatory Convertible Preferred Stock (“the Preferred Shares”) to HCC Insurance Holdings, Inc. (“HCC”).  The Preferred Shares pay a 7 percent dividend on a quarterly basis.  The dividend is cumulative, and is payable when declared by the Board of Directors.  As of December 31, 2004, dividends of $2.1 million were declared, with $0.5 million being accrued and payable as of December 31, 2004. In conjunction with the sale of the Preferred Shares, the Company agreed to reimburse HCC for certain fees related to the purchase of the stock.  During 2004, the Company reimbursed HCC $0.2 million for these fees.

          On March 31, 2003, Colony Insurance Company entered into a quota share reinsurance agreement with HCC.  During 2004, the Company ceded approximately $62.0 million of gross written premiums, $58.5 million of earned premiums and $35.7 million of losses and loss adjustment expenses. The Company receives a ceding commission to offset its acquisition costs related to these premiums. During 2004, the Company had earned a ceding commission of $11.6 million.

          Effective January 1, 2004, Argonaut Insurance Company entered into a quota share reinsurance program with HCC which provided that Argonaut Insurance Company would assume 1.5% of the amount of the premium and the losses, subject to a loss ratio cap of 175%, under HCC’s USA Directors and Officers Liability program and 1.5% of the premium and the losses, subject to a loss ratio cap of 300%, under HCC’s International Directors and Officers Liability program during 2004.  Under the terms of the treaty, Argonaut Insurance Company is obligated to pay to HCC ceding and other commissions to offset costs related to the ceded premiums.  Gross written premiums recorded under these programs in 2004 totaled $9.1 million, earned premiums totaled $14.7 million, losses totaled $9.3 million and the Company expensed ceding and other commissions of $4.8 million related to them.  In 2005, HCC combined the two programs. Argonaut Insurance Company will assume 1.5% of the premium and related losses incurred, subject to a loss ratio cap of 200%, under the combined program during 2005.

          On March 12, 2003, the Company entered into a reinsurance consulting agreement with Rattner Mackenzie (Bermuda) Ltd., a wholly owned subsidiary of HCC, pursuant to which Rattner Mackenzie provides reinsurance consulting advice to the Company’s insurance subsidiaries for an annual fee of $250,000. The agreement expires on March 31, 2007.

          Allen W. Fulkerson, who is a member of the Company’s Board of Directors, also serves as a director of HCC Insurance Holdings, Inc.

Swett & Crawford

          Swett & Crawford, a member of the Aon family of companies, is the largest wholesale insurance broker in the country, placing nearly $3 billion in premium volume in their most recent fiscal year. David Hartoch, who is a member of the Company’s Board of Directors, was the Chairman and Chief Executive Officer of Swett & Crawford from 1997 to 2003 and is currently a consultant to them. During 2004, the Company, through its Colony Group, placed insurance through Swett & Crawford on which Swett & Crawford earned $2.2 million in commissions. The Company anticipates that this relationship will continue during 2005.

          The company believes that these transactions and relationships during 2004 were reasonable and in the best interest of the company.

FORM 10-K AVAILABILITY

          Enclosed with the mailing of this proxy statement, the Company is furnishing to each of its stockholders a copy of its Annual Report to Stockholders for the fiscal year ended December 31, 2004 which includes the Company’s Annual Report on Form 10-K for the year ended 2004.  The Company’s Annual Report on Form 10-K for the year ended 2004 is also available on the Company’s website at www.argonautgroup.com. The reference to the Company’s web site does not incorporate by reference the information contained in the web site and such information should not be considered a part of this proxy statement.

          The Company’s Annual Report contains financial and other information about the Company, but is not incorporated into this Proxy Statement and is not to be considered a part of these proxy soliciting materials or subject to Regulation 14A or 14C or to the liabilities of Section 18 of the Exchange Act.  The information contained in the “Compensation Committee Report on Executive Compensation,” “The Audit Committee Report to the Board of Directors” and “Performance Graph” shall not be deemed filed with the Securities and Exchange Commission or subject to Regulations 14A or 14C or to the liabilities of the Section 18 of the Exchange Act, and shall not be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended (the “1933 Act”), or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

STOCKHOLDER PROPOSALS FOR THE NEXT
ANNUAL MEETING OF STOCKHOLDERS

          In accordance with rules established by the Securities Exchange Commission, any stockholder proposal submitted pursuant to Rule 14a-8 intended for inclusion in the proxy statement and form of proxy for next year’s annual meeting of stockholders must be received by Argonaut Group no later than December 10, 2005.  Proposals should be submitted to Byron L. LeFlore, Jr., Secretary, Argonaut Group, Inc., 10101 Reunion Place, Suite 500, San Antonio, Texas 78216.  To be included in the proxy statement, the proposal must comply with the requirements as to form and substance established by the Securities Exchange Commission and must be a proper subject for stockholder action under Delaware law; provided, however, if the date of the meeting is first publicly announced or disclosed (in a public filing or otherwise) less than seventy (70) days prior to the date of the meeting, stockholders must submit their proposals not more than ten (10) days after such date is first announced or disclosed.  Any stockholder who submits a proposal must deliver the text of the proposal to be presented and a brief written statement of the reasons why such stockholder favors the proposal and setting forth such stockholder’s name and address, the number and class of all shares of each class of stock of Argonaut Group beneficially owned by such stockholder and any material interest of such stockholder in the proposal (other than as a stockholder).  Any stockholder submitting a proposal which includes a recommendation to nominate one or more directors must include additional information.  See page 3, “Corporate Governance--Process for Nominating Directors”, for more information on the requirements relating to recommending a director candidate to serve on the Board.

          In addition, stockholders may present proposals which are proper subjects for consideration at an annual meeting, even if the proposal is not submitted by the deadline for inclusion in the proxy statement. To do so, the stockholder must comply with the procedures specified by Argonaut Group’s Bylaws. Argonaut Group’s Bylaws require that all stockholders who intend to make proposals at an annual meeting submit their proposals to the Secretary of Argonaut Group during the period 60 to 90 days before the date of the meeting.

OTHER MATTERS

          The management of the Company knows of no other matters which may come before the Annual Meeting.  However, if any matters other than the election of directors and Proposal 2 should properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote all proxies in accordance with their best judgment.

By Order of the Board of Directors

Byron L. LeFlore, Jr.
Secretary

March 15, 2005

APPENDIX A

Audit Committee Charter

PURPOSE

The purpose of the Audit Committee (the “Committee”) shall be to assist the Board of Directors (the “Board”) of Argonaut Group, Inc. (the “Company”) in its oversight of the integrity of the Company’s accounting and financial reporting processes and the audits of the Company’s financial statements and to carry out any independent audit functions required by statute. The Audit Committee also assists the Board of Directors in its oversight of the Company’s compliance with applicable legal and regulatory requirements and of the independence, qualifications and performance of the independent audit firm and of the Company’s internal audit function.

COMPOSITION

The Audit Committee will consist of at least three members of the Board of Directors. The Board of Directors nominating committee will recommend committee members and the committee chair for appointment by the Board of Directors. Audit Committee members may be replaced in accordance with the Company’s by-laws.

Each committee member will be independent, as defined under applicable Securities and Exchange Commission (“SEC”) and National Association of Securities Dealers Automated Quotation (“Nasdaq”) requirements for audit committee members.  Notwithstanding the foregoing, one director who is not independent, as defined in the NASD Rules, and who is not a current employee or an immediate family member of such employee, may be appointed to the Audit Committee, if the Board, under exceptional and limited circumstances, determines that membership on the Audit Committee by the individual is required by the best interests of the Company and its stockholders.  At least one member shall qualify and be designated as the “financial expert,” as defined by applicable legislation and regulation.

MEETINGS

The Committee will meet at least four times a year, with authority to convene additional meetings, as appropriate. Committee members can attend meetings in person or via tele- or video-conference.

AUTHORITY

The Audit Committee has authority to conduct or authorize inquiries into any matters within its scope of responsibility. It is authorized to:

•

Appoint, compensate, and oversee the work of the independent audit firm employed by the Company to conduct the annual audit of the Company’s consolidated financial statements. This firm will report directly to the Audit Committee. When appropriate, the Audit Committee is responsible for replacing the independent audit firm.

•	Resolve any disagreements between management and the independent audit firm regarding financial reporting.

•	Seek any information it requires from employees (all of whom are directed to cooperate with the Committee’s requests) or external parties.

•	Meet with Company officers, independent audit firms, internal auditors, or outside counsel, as necessary.

•	Pre-approve all auditing and each permitted non-audit service (including the fees and terms thereof) performed by the Company’s independent audit firm.

•

Delegate authority to subcommittees or an individual committee member, including the authority to pre-approve all auditing and permitted non-audit services, providing that such decisions are presented to the full committee at its next scheduled meeting.

•	Retain independent counsel, accountants, or others to advise the Committee.

The Company will provide for appropriate funding, as determined by the Audit Committee, for payment of i) compensation to the independent audit firm for the preparation and issuance of an audit report or performing other audit, review or attest services for the Company, ii) compensation to any advisers employed by the Audit Committee and  iii) ordinary administrative expenses of the Audit Committee that are necessary or appropriate in carrying out its duties.

RESPONSIBILITIES

The Committee will carry out the following responsibilities:

Financial Statements

•

Review and discuss with management and the independent audit firm the annual audited financial statements, including disclosures made in management’s discussion and analysis, and recommend to the Board of Directors whether the audited financial statements should be included in the Company’s Annual Report on Form 10-K (“Form 10-K”).

•

Review and discuss with management and the independent audit firm the Company’s quarterly financial statements, prior to the filing of its Quarterly Report on Form 10-Q (“Form 10-Q”), including the results of the independent audit firm’s review of the quarterly financial statements.

•

Discuss with management and the independent audit firm significant financial reporting issues, estimates and judgments made in connection with the preparation of the Company’s financial statements, including any significant changes in the Company’s selection or application of accounting principles, any significant issues as to the adequacy of the Company’s internal controls and any special audit procedures applied in light of material control deficiencies.

•	Review and discuss quarterly reports from the independent audit firm on:

	•	All critical accounting policies and practices used;

•

All alternative treatments within generally accepted accounting principles for policies and procedures related to material items that have been discussed with management, ramifications of the use of such alternative disclosures and treatments and the treatment preferred by the independent audit firm; and

	•	Other material written communications between the independent audit firm and management, such as any management letter or schedule of unadjusted differences.

•

Review with management and the independent audit firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, relating to the conduct of the audit, including any significant difficulties encountered. This review will include any restrictions on the scope of the independent audit firm’s activities or on access to requested information, and any significant disagreements with management.

•

Review disclosures made by the CEO and CFO during the Forms 10-K and 10-Q certification process about significant deficiencies in the design or operation of internal controls or material weaknesses therein or any fraud that involves management or other employees who have a significant role in the Company’s internal controls.

Internal Control

•	Review with management, the independent audit firm and internal auditors the effectiveness of the Company’s internal control system, including information technology security and control.

•

Understand the scope of internal audit’s and the independent audit firm’s review of internal control over financial reporting, and review reports on significant findings and recommendations, together with management’s responses.

Internal Audit

Review and approve the internal audit function with management and the chief audit executive including the authority, charter, organizational reporting lines, annual audit plan, budget and staffing.

2

•

Communicate with the chief audit executive privately and with management to determine there are no improper restrictions or limitations on the internal audit function. At least quarterly, meet separately with the chief audit executive to discuss any matters that the Committee or internal audit believes should be discussed privately. Approve the appointment, replacement, or dismissal of the chief audit executive. Review and approve the compensation of the chief audit executive acting in concert with the compensation committee.

•	Review the effectiveness of the internal audit function, including compliance with The Institute of Internal Auditors Standards for the Professional Practice of Internal Auditing.

Independent Audit Firm

•	Review the independent audit firm’s proposed audit scope and approach, including coordination of audit effort with internal audit.

•

Review the performance of the independent audit firm, and exercise final approval on the appointment or discharge of the firm. At least quarterly, meet separately with the independent audit firm to discuss any matters that the Committee or auditors believe should be discussed privately.

•	In performing this review, the Committee will:

	•	At least annually, obtain and review a report by the independent audit firm describing:

• the firm’s internal quality-control procedures;

•

any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and

• all relationships between the independent audit firm and the Company.

	•	Take into account the opinions of management and internal audit.

	•	Review and evaluate the lead partner of the independent audit firm.

	•	Present its conclusions with respect to the independent audit firm to the Board of Directors.

•	Direct the rotation of the audit engagement personnel in accordance with applicable rules and regulations.

•	Set clear hiring policies for employees or former employees of the independent audit firm that comply with the requirements of the SEC and NASDAQ.

Compliance

•

Establish procedures for: (i) the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters; and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding accounting or auditing matters.

•	Review material issues raised in regulatory authorities’ examinations.

•	Review the process for communicating the code of conduct to Company personnel and for monitoring compliance therewith.

•

Obtain updates on a quarterly basis from management and Company legal counsel regarding compliance matters, including the systems for monitoring compliance with laws and regulations and the results of management’s investigations of any incidence of non-compliance.

•	Review and approve all related party transactions as defined by the rules and regulations of the SEC and NASDAQ.

3

Reporting Responsibilities

•

Report to the Board of Directors about committee activities and issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance and independence of the Company’s independent audit firm, and the performance of the internal audit function.

•

Prepare the report to be included in the Company’s annual proxy statement describing the Committee’s composition, responsibilities and how they were discharged, and any other legally required information, including approval of non-audit services.

Other Responsibilities

•

Discuss the current risk assessment and risk management, crisis preparedness, and business continuity policies and plans of the Company with management, the internal auditors, and the independent audit firm.  Assess the steps management has taken to minimize or mitigate such risks and exposures.

•	Perform other activities as requested by the Board of Directors.

•	Review and assess the adequacy of the committee charter annually, requesting Board of Director’s approval for proposed changes.

Adopted March 10, 2005

4

APPENDIX B

Investment Committee Charter

I.	Statement of Purpose

The Investment Committee of the Argonaut Group, Inc. Board of Directors (the “Committee”) is responsible for approving the Company’s investment policies, strategies and transactions and for reviewing the performance of the Company’s investments.  The Committee shall also provide assistance to the Board of Directors in the review and oversight of the Company’s key investment objectives, strategies and policies.

II.	Organization

	a.	Charter. At least annually, this charter shall be reviewed and assessed by the Committee and any proposed changes shall be submitted to the Board of Directors for approval.

b.

Members.   The members of the Committee shall be appointed by the Board of Directors.  The Committee shall be comprised of at least three members. Committee members may be removed by the Board of Directors. The Board of Directors shall also designate a Committee Chairperson.  Committee members may be replaced in accordance with the Company’s By-laws.

c.

Meetings.   In order to discharge its responsibilities, the Committee shall each year establish a schedule of meetings and shall meet at least four times a year; additional meetings may be scheduled as the Committee or its chairperson deem advisable.

d.

Quorum; Action by Committee.  The Committee is governed by the same rules regarding meetings (including meetings by telephone conference), action without meetings, notice, waiver of notice, and quorum and voting requirements as are applicable to the Board.  A quorum at any Committee meeting shall consist of a majority of the Committee members.   All determinations of the Committee shall be made by a majority of its members present at a meeting duly called and held. Any decision or determination of the Committee reduced to writing and signed by all of the members of the Committee shall be fully as effective as if it had been made at a meeting duly called and held.

e.

Agenda, Minutes and Reports. The Chairperson of the Committee shall be responsible for establishing the agendas for meetings of the Committee. An agenda, together with materials relating to the subject matter of each meeting, shall be sent to members of the Committee prior to each meeting. Minutes for all meetings of the Committee shall be prepared to document the Committee’s discharge of its responsibilities.   The Committee shall make regular reports to the Board of Directors.

III.	Responsibilities and Authority

a.

The Committee shall be responsible for approval of the Company’s Investment Policy which policy shall include investment guidelines and asset allocation ranges and shall inform the Board of any modifications to the Investment Policy.

	b.	The Committee shall review and approve investment transactions made by the Company or its outside Investment Managers.

c.

The Committee shall develop selection criteria, identify and select the Company’s outside Investment Managers. The Committee shall periodically review the performance of the Company’s outside Investment Managers.  The Committee shall approve the termination of the Company’s outside Investment Managers.

1

	d.	The Committee shall oversee management’s administration of the Company’s investment portfolio to ensure compliance with the Investment Policy.

e.

The Committee shall approve the Company’s derivative policy, if any, and any changes thereto.  In this context, it will review periodic analysis and reports from management on potential hedging programs and derivative transactions.

	f.	The Committee shall review any strategic investments as necessary.

	g.	The Committee shall have such other duties, responsibilities and authorities as the Board may from time to time delegate.

IV.	Access to Records, Consultants and Others

In discharging its responsibilities, the Committee shall have full access to any relevant records of the Company and may retain outside consultants to advise the Committee. The Committee shall have the authority and responsibility to engage or terminate any outside consultant and to approve the terms of any such engagement and the fees of any such consultant. The Committee may also request that any officer or other employee of the Company, the Company’s outside counsel or any other person meet with any members of, or consultants to, the Committee, or provide other assistance to the Committee in the discharge of duties.

V.	Delegation

The Committee may delegate any of its responsibilities to a subcommittee comprised of one or more members of the Committee.  The Committee shall also carry out such other duties that may be delegated to it by the Board of Directors from time to time.

2